SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  February 2, 2004

(Date of earliest event reported)

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	0-27610 (Commission File No.)	11-2882328 (IRS Employer Identification Number)

7840 Montgomery Road, Cincinnati, Ohio	45236
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 792-9292

N/A

(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure

On February 2, 2004, LCA-Vision Inc. issued a press release, attached as Exhibit 99.1 hereto, providing guidance on growth in revenues and procedure volume for the fourth quarter of 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: 2/2/04	By: /s/ Craig P.R. Joffe Craig P.R. Joffe Senior Vice President and General Counsel

Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
LCA-Vision Inc.	Lippert/Heilshorn & Associates, Inc.
Stephen N. Joffe, Chairman and CEO	Jody Cain
Alan H. Buckey, CFO	(310) 691-7100
(513) 792-9292	jcain@lhai.com
www.lasikplus.com	www.lhai.com

LCA-VISION REPORTS FOURTH QUARTER

REVENUE GROWTH OF 56% OVER PRIOR YEAR

Revenues at LasikPlus Centers open at least 12 months increased by 44% and overall procedure volume grew by 32%

CINCINNATI (February 2, 2004) – LCA-Vision Inc. (Nasdaq NM: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today provided guidance on growth in revenues and procedure volume for the fourth quarter of 2003.

LCA-Vision reported that revenues increased approximately 56% for the fourth quarter of 2003, compared with the fourth quarter of 2002.  The Company also reported that revenues at LasikPlus centers open at least 12 months increased by 44%, and overall procedure volume grew by 32%, both compared with the prior-year fourth quarter.

“During the fourth quarter we continued to gain market share, with procedure volume up more than four-fold compared with estimated industry growth rates,” said Stephen N. Joffe, Chairman and CEO of LCA-Vision.  “By offering consumers a choice in laser technology for Lasik and Custom Lasik procedures, we are able to be the technology leader and the service provider of choice to a growing number of patients.  We are pleased to see Custom Lasik procedures continue to grow as a percent of total procedures.”

LCA-Vision plans to release fourth quarter financial results and hold an investment community conference call in late February.

Comments on fourth quarter growth rates are part of Mr. Joffe’s remarks at the UBS Warburg Global Healthcare Services Conference underway in New York City.  The LCA-Vision presentation can be heard live via public access Webcast at the UBS Warburg website (www.ubswarburg.com) by clicking on "Conferences" and following the link for Webcasts under the Global Healthcare Services Conference.  A recorded replay will be available for 30 days at the UBS Warburg website or by going to the "Investors" section of the LCA-Vision website at www.lasikplus.com.

About LCA-Vision

LCA-Vision operates 39 laser vision correction centers, including 36 wholly-owned LasikPlus vision centers located in large metropolitan markets throughout the United States, two joint ventures in Canada and one joint venture in Europe.

This press release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from current expectations. For a discussion of risks and uncertainties that LCA-Vision faces, please refer to LCA-Vision’s filings with the Securities and Exchange Commission, including but not limited to its Forms 10-K and 10-Q.

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